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                                                              EXHIBIT EX. - 99.1


               ATWOOD OCEANICS ANNOUNCES VICKSBURG CONTRACT AWARD


Houston, Texas
20 March 2006

FOR IMMEDIATE RELEASE

         Atwood Oceanics, Inc. (a Houston based International Offshore Drilling Contractor -- NYSE ATW) announced today that the VICKSBURG (owned and operated by its wholly owned subsidiary Atwood Oceanics Pacific Limited) has been awarded a two-year contract by Chevron Overseas Petroleum (Thailand) Limited ("Chevron") which will immediately follow Chevron's current eight (8) month drilling commitment offshore Cambodia . The VICKSBURG is presently working in Malaysia under drilling commitments with dayrates of $82,000 to $87,000, which should extend to October 2006. After completion of these commitments, the rig will be moved to Cambodia to commence the eight (8) month drilling commitment with Chevron followed by the two-year contract in Thailand. The operating dayrate for the first eight (8) months with Chevron offshore Cambodia will be $94,500 and a dayrate of $154,000 will apply for the two-year contract offshore Thailand.

         Statements contained in this release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors; the Company's dependence on the oil and gas industry; the risks involved in upgrade to the Company's rigs; competition; operating risks; risks involved in foreign operations; risks associated with possible disruptions in operations due to terrorism; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's Annual Report on Form 10-K for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

                                                            Contact: Jim Holland
                                                                  (281) 749-7804